Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Current Report on Form 8-K/A of Business First Bancshares, Inc. of our report dated February 28, 2018, relating to our audit of the 2017 consolidated financial statements of Richland State Bancorp, Inc. and Subsidiary appearing in Exhibit 99.1 to this Current Report on Form 8-K/A.

We further consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-224692) and on Form S-8 (File No. 333-225393) of Business First Bancshares, Inc., of such report, as included in this Current Report on Form 8-K/A.

/s/ Heard, McElroy & Vestal, LLC
Heard, McElroy & Vestal, LLC

Shreveport, Louisiana
February 7, 2019